Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Financial Network, Inc. Upsizes and Prices Initial Public Offering

Franklin, Tenn., (3/25/15) – Franklin-based Franklin Financial Network Inc., the holding company of Franklin Synergy Bank, announced today the upsizing and pricing of its initial public offering of 2,640,000 shares of common stock at a price of $21.00 per share. The underwriters may also exercise their option to purchase up to an additional 390,000 shares of common stock from the Company.

Franklin Financial Network Inc.’s stock will begin trading on the New York Stock Exchange on March 26, 2015 under the symbol “FSB,” reflecting the Company’s primary asset, Franklin Synergy Bank.

The closing of the offering is expected to occur on March 31, 2015, subject to satisfaction of customary closing conditions.

BofA Merrill Lynch is acting as sole book-running manager of the offering. Raymond James is acting as lead-manager and Sterne Agee is acting as co-manager.

The offering will be made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained, when available, from BofA Merrill Lynch at: BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, New York 10038, Attn: Prospectus Department; email: dg.prospectus_requests@baml.com.

A registration statement relating to the Company’s common stock was declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Franklin Financial Network, Inc and Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties. With total assets of approximately $1.36 billion, the company’s unparalleled competitive advantage is its 219 full-time equivalent employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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